UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 26, 2009 (June 23, 2009)
(Date of Report (date of earliest event reported))

Hughes Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-33040	13-3871202
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee IdentificationNumber)

11717 Exploration Lane Germantown, Maryland 20876
(Address of principal executive office and Zip code

 (301) 428-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.06. Material Impairments.
On June 22, 2009, Hughes Network Systems, LLC (the “HNS”), a wholly owned subsidiary of Hughes Communications, Inc. (the "Company"), was informed that Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.  As a result of this filing, the HNS' efforts to pursue collection of an arbitral award against Sea Launch have been stayed by the bankruptcy laws.  In March 2009, an arbitration panel had awarded HNS a refund of $44.4 million in payments made to Sea Launch as a deposit pursuant to a Launch Services Agreement entered into between Sea Launch and HNS, in addition to interest of 10% per annum on the $44.4 million from July 10, 2007 until payment in full of the $44.4 million and reimbursement to HNS for substantially all of the administrative fees and expenses in connection with the arbitration process.  HNS still intends to pursue collection of its arbitral award vigorously, but will have to do so as part of Sea Launch’s bankruptcy process and timetable.

            Prior to Sea Launch’s bankruptcy filing, HNS recorded a prepaid asset in the form of a deposit, included in Other assets (the “Sea Launch Asset”) in its financial statements, for the $44.4 million in anticipation of receiving a full refund from Sea Launch.  On June 23, 2009, the Company’s management concluded that it is likely that the Sea Launch Asset has been impaired.  At this time, it is not possible to estimate the extent of such impairment, HNS' ultimate recovery in the bankruptcy given the claims of Sea Launch’s other creditors and uncertainties regarding the value of the assets Sea Launch has to meet its obligations, or the amount of cash expenditures that HNS may incur in pursuing recovery of the amounts owed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Communications, Inc.

Date: June 26, 2009	By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Senior Vice President,
General Counsel and Secretary

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